    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997

                                                      REGISTRATION NO. 333-21995
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AMERICAN FINANCIAL GROUP, INC.

               (formerly American Financial Group Holdings, Inc.)

             (exact name of Registrant as specified in its charter)


         OHIO                                                          31-1544320
    (State or other
    jurisdiction of                                                 (I.R.S. Employer
   incorporation or                                                  Identification
     organization)                                                      Number)


                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2121
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      AMERICAN FINANCIAL CAPITAL TRUST II
             (Exact name of Registrant as specified in its charter)

       DELAWARE                                                        31-6549738
    (State or other
    jurisdiction of                                                 (I.R.S. Employer
   incorporation or                                                  Identification
     organization)                                                      Number)

                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2121
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             JAMES C. KENNEDY, ESQ.
                      DEPUTY GENERAL COUNSEL AND SECRETARY
                         AMERICAN FINANCIAL GROUP, INC.
                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 579-2538
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                WITH COPIES TO:
                            EDWARD E. STEINER, ESQ.
                          KEATING, MUETHING & KLEKAMP
                              1800 PROVIDENT TOWER
                             CINCINNATI, OHIO 45202
                                 (513) 579-6467

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-21995, is being filed pursuant to Rule 414 under the Securities Act of 1933 by American Financial Group, Inc., an Ohio corporation (formerly known as American Financial Group Holdings, Inc.) (this successor corporation is referred to in this Explanatory Note as "New AFG").



     On December 2, 1997, the shareholders of AFC Holdings Company (formerly known as American Financial Group, Inc.) (this predecessor corporation is referred to in this Explanatory Note as "Old AFG") voted to approve a reorganization pursuant to which Old AFG became a wholly-owned subsidiary of New AFG.



     Pursuant to Rule 414(d) under the Securities Act of 1933, New AFG, as successor to Old AFG, hereby adopts this Registration Statement as its own registration statement for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.

                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1997


PROSPECTUS

                                  $500,000,000

                         AMERICAN FINANCIAL GROUP, INC.

                        DEBT SECURITIES AND COMMON STOCK
                                      AND

                      AMERICAN FINANCIAL CAPITAL TRUST II
   PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY AMERICAN
                             FINANCIAL GROUP, INC.


     American Financial Group, Inc. ("AFG" or the "Company") may from time to time offer, together or separately, (i) in one or more series, unsecured debt securities which may be either senior or subordinated debt securities (together, the "Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness and (ii) shares of its Common Stock, without par value ("Common Stock"), in amounts, at prices and on terms to be determined at the time of the offering.


     American Financial Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), may from time to time offer preferred securities, representing undivided beneficial interests in the assets of the Trust ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities will be made from moneys held by the Trust, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed (a "Trust Guarantee") by the Company to the extent described herein. See "Description of Trust Guarantee." The Company's obligations under the Trust Guarantee will rank junior and subordinate in right of payment to all other liabilities of the Company and pari passu with its obligations under the senior-most preferred or preference stock of the Company. See "Description of Trust Guarantee -- Status of Trust Guarantees." The proceeds from the offering of Preferred Securities and Common Securities (as defined herein) by the Trust will be invested in subordinated debt securities of the Company. The subordinated debt securities purchased by the Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events as may be described in an accompanying supplement to the prospectus ("Prospectus Supplement").


     The Debt Securities, Common Stock and Preferred Securities (collectively the "Securities") may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $500,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies or in amounts determined by reference to an index as shall be designated by the Company or the Trust. While the amount of the various Securities to be offered, as well as the prices and terms of issuance, will be determined in light of market conditions at the time of sale, none of the Debt Securities, Common Stock nor Preferred Securities will individually exceed an initial public offering price of $300,000,000.


     Specific terms of the particular Securities covered by this Prospectus will be set forth in a Prospectus Supplement which will describe, where applicable,
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt securities, denominations, maturity, any interest rate and method of calculating payment of any interest, dates on which any premium or any interest is payable, any terms for redemption, any terms for sinking fund payments, any terms for conversion or exchange into other securities, any right of the Company to defer payment of interest on the Debt Securities, and the maximum length of such deferral period, subordination terms, currency or currencies of denomination and payment, if other than U.S. dollars, the purchase price, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered; (ii) in the case of Common Stock, the number of shares offered and the terms of the offering and sale thereof, (iii) in the case of Preferred Securities, the specific designation, number of securities, liquidation preference per security, the purchase price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Debt Securities of the Company. The Debt Securities may be issued in registered or bearer form, or both. If so specified in the applicable Prospectus Supplement, Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Securities may be sold by the Company or the Trust directly, or to or through underwriters or through dealers or agents. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.


    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

            The date of this Prospectus is                  , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE TRUST OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Securities. This Prospectus does not contain all the information, exhibits and undertakings contained in the Registration Statement, to which reference is hereby made. Statements contained in this Prospectus as to the terms of any contract or other document are not necessarily complete with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement. Reference is made to the exhibits for a more complete description of the matter involved. Such reports, proxy and information statements, the Registration Statement and other information filed with the Commission by AFG may be inspected at and obtained from the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Avenue, Chicago, Illinois, and at 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. Such material may also be accessed electronically by means of the Commission's home page on the World Wide Web located at http://www.sec.gov. In addition, material filed by the Company can be obtained and inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 (the "NYSE"), on which AFG's Common Stock is listed.

     No separate financial statements of the Trust have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Debt Securities issued by the Company, and
(iii) the obligations of the Trust under the Preferred Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust shall have funds available to meet such obligations. See "Description of Preferred Securities" and "Description of Trust Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     This Prospectus incorporates by reference certain documents relating to the Company which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, on oral or written request by any person to whom this Prospectus is delivered. Written or telephone requests should be directed to Fred J. Runk, Senior Vice President and Treasurer, One East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 579-2488. The following documents, which have been filed by the Company's predecessor (File No. 1-11453) with the Commission, are hereby incorporated by reference in this Prospectus:



           (i) Annual Report on Form 10-K for the year ended December 31, 1996, as amended on April 30, 1997 and October 29, 1997;



           (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and



          (iii) Current Report on Form 8-K dated July 14, 1997.



     The Company's Current Report on Form 8-K dated December 3, 1997 (File No. 1-13653) is hereby incorporated by reference in this Prospectus.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY


     American Financial Group, Inc. ("AFG" or the "Company") is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance. AFG's property and casualty operations originated in 1872 and are the twentieth largest property and casualty group in the United States based on 1996 statutory net premiums written of $2.8 billion. At September 30, 1997, the Company had total assets of $15.7 billion and shareholders' equity of $1.7 billion.


                                   THE TRUST


     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and the Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 4, 1997. The Trust will engage solely in the following activities: (i) issuing and selling the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities, in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust.


     The Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trust. The duties and obligations of the Trustees shall be governed by the Declaration. The Trust will have three Trustees (the "Regular Trustees") who are employees or officers of or who are affiliated with the Company. One Trustee of the Trust will be a financial institution that is not affiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Trustee of the Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

     The Property Trustee for the Trust is The Bank of New York and its principal corporate trust office is at 101 Barclay Street, 21st Floor, New York, New York 10286, Attention: Corporate Trust Trustee Administration. The Delaware Trustee for the Trust is The Bank of New York (Delaware) and its address in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The Delaware Trustee is an affiliate of the Property Trustee. The address for the Trust is c/o American Financial Group, Inc., the Sponsor of the Trust, at the Company's corporate headquarters located at One East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 579-2121.

                                USE OF PROCEEDS


     Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by the Company from the sale of any Debt Securities (including Debt Securities sold to the Trust) or Common Stock offered hereby are expected to be used for general corporate purposes, which may include investment in insurance businesses and the repayment of outstanding debt of the Company and its subsidiaries. Until the net proceeds are used for these purposes, the Company may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the Securities will be described in the Prospectus Supplement relating thereto.

     The proceeds from any sale of Preferred Securities by the Trust will be invested in Debt Securities of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the historical and pro forma ratios of earnings to fixed charges for the Company and its subsidiaries. Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings (excluding discontinued operations) the fixed charges and minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding annuity benefits), amortization of debt discount and expense, preferred dividend requirements of subsidiaries and a portion of rental expense deemed to represent the interest factor.



                                                 NINE MONTHS
                                                    ENDED
                                                  SEPTEMBER
                                                     30,               YEAR ENDED DECEMBER 31,
                                                 ------------    ------------------------------------
                                                 1997    1996    1996    1995    1994    1993    1992
                                                 ----    ----    ----    ----    ----    ----    ----
Historical ratio of earnings to fixed
  charges......................................  3.45    4.78    4.22    2.60    1.69    2.62    2.15

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to those Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") to be executed by the Company and Star Bank, N.A., Cincinnati, Ohio, as trustee (the "Senior Debt Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and The Bank of New York, as trustee (the "Subordinated Debt Trustee") under the Subordinated Indenture. Subordinated Debt Securities, if issued, will be initially issued to the Trust in connection with an offering of Preferred Securities. The Senior Debt Trustee and the Subordinated Debt Trustee are sometimes referred to herein individually as the "Trustee" or collectively as the "Trustees." The Senior Indenture and the Subordinated Indenture are sometimes referred to herein individually as the "Indenture" or collectively as the "Indentures". The statements made under this caption relating to the Debt Securities and the Indentures are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the form of Indenture filed with the Commission in connection with the issuance of any series of Debt Securities. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein, such terms are incorporated by reference from the Indentures as part of the statements made herein. Summaries of certain terms used herein will be included in the Prospectus Supplement relating to the issuance of any particular series of Debt Securities. The statements made under this caption relating to the Debt Securities and the Indenture are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the Indenture or form of Indenture filed with the Commission in connection with the issuance of any series of Debt Securities. Such summaries make use of terms defined in the Indenture. Wherever such terms are used herein, such terms are incorporated by reference from the Indenture as part of the statements made herein. Summaries of certain terms used herein will be included in the Prospectus Supplement relating to the issuance of any particular series of Debt Securities.

     Except as may be set forth in the terms of the Debt Securities and described in the Prospectus Supplement relating to such Debt Securities, the Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that additional Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the title of the Debt Securities; (ii) the aggregate principal amount and authorized denominations of the offering; (iii) the price at which the Debt Securities will be issued; (iv) the date or dates on which the Debt Securities will mature (or manner of determining the same); (v) the rate or rates per annum, if any, at which the Debt Securities will bear interest (or the manner of calculation thereof) and the date or dates from which such interest will accrue; (vi) certain covenants which will be applicable to the offered Debt Securities; (vii) the times at which any interest will be payable (or manner of determining the same) and the Regular Record Dates for Interest Payment Dates;
(viii) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable and each office or agency, as described below under "Denominations, Registration and Transfer," where the Debt Securities may be presented for transfer or exchange; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the date, if any, after which, and the price at which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (xi) the terms and conditions upon which the Debt Securities may be repayable prior to maturity at the option of the holder thereof and the price at which such Debt Securities are so repayable; (xii) any provisions regarding exchangeability or conversion of the Debt

Securities; (xiii) information with respect to book-entry procedures, if any;
(xiv) any provisions of the Indenture which will not be applicable to such offering of Debt Securities; (xv) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; and (xvi) any other additional provisions or specific terms which may be applicable to such Debt Securities.

     Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Neither the Senior Indenture nor the Subordinated Indenture contain provisions that afford the holders of the Senior Debt Securities or Subordinated Debt Securities protection in the event of a highly leveraged transaction involving the Company or other similar transaction that may adversely affect such holders.

PROVISIONS APPLICABLE TO THE SENIOR DEBT SECURITIES

     DENOMINATIONS, REGISTRATION AND TRANSFER. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Debt Securities of a series will be issuable only in fully registered form. Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Senior Debt Securities, Senior Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof.

     Senior Debt Securities may be presented for exchange or for registration of transfer (with the form of transfer duly executed) at the office of a transfer agent designated by the Company for such purpose with respect to any series of Senior Debt Securities. If a Prospectus Supplement refers to any transfer agent initially designated by the Company with respect to any series of Senior Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts.

     The Company is not required to issue, register the transfer of, or exchange Senior Debt Securities of any series for the 15-day period prior to the mailing of a notice of redemption and, with respect to any Senior Debt Securities called for redemption in whole or in part (except for the unredeemed portion of any Senior Debt Securities being redeemed in part), following such mailing.

     PAYMENT AND PAYING AGENTS. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Senior Debt Securities will be made (i) by check mailed or delivered to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or (ii) by wire transfer to an account (with a bank located inside the United States) designated by the Person entitled thereto. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on any Debt Security will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest payment.

     All moneys paid by the Company to the Senior Debt Trustee or a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable may be repaid to the Company and the holder of such Debt Security will thereafter look only to the Company for payment thereof.

     CONSOLIDATION, MERGER AND TRANSFER OF ASSETS. Under the Senior Indenture, the Company may not consolidate with or merge into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity, unless: (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Senior Debt Securities and the performance and observance of every covenant of the Senior Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (3) certain other conditions, if any, are met, as are described in the Prospectus Supplement relating to the Senior Debt Securities being offered thereby.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor entity formed or remaining would be substituted for the Company and the Company would be discharged from all obligations and covenants under the Senior Indenture and the Senior Debt Securities.

     EVENTS OF DEFAULT. Unless otherwise set forth in the applicable Prospectus Supplement and Supplemental Indenture, the following events will constitute "Events of Default" with respect to a series of Senior Debt Securities: (i) default in the payment of any installment of interest on any Senior Debt Securities in such series for 30 consecutive days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any Senior Debt Securities in such series when due; (iii) default in the performance of any other covenant or warranty applicable to such series contained in the Senior Debt Securities or the Senior Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Senior Debt Trustee or to the Company and the Senior Debt Trustee by the holders of 25% in aggregate principal amount of such series of Senior Debt Securities then Outstanding; (iv) default shall have occurred under any other series of Senior Debt Securities or any agreements, indentures or instruments under which the Company then has outstanding Indebtedness in excess of $15 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within ten days after notice thereof shall have been given to the Company by the Senior Debt Trustee or to the Company and the Senior Debt Trustee by the holders of at least 25% in aggregate principal amount of such series of Senior Debt Securities then Outstanding, provided, that if, prior to the entry of judgment in favor of the Senior Debt Trustee, such default under such Senior Indenture or instrument shall be remedied or cured by the Company, or waived by the holders of such Indebtedness, then the Event of Default under such Senior Indenture shall be deemed likewise to have been remedied, cured or waived and provided, further, that if such default results from an action of the United States government or a foreign government which prevents the Company from performing its obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under such Senior Indenture; (v) one or more judgments, orders or decrees for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company and shall not be discharged, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and there shall have been given written notice of the default to the Company by the Senior Debt Trustee or to the Company and the Senior Debt Trustee by the holders of 25% in aggregate principal amount of such series of Senior Debt Securities then Outstanding; or
(vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company shall have occurred. If an Event of Default shall occur and be continuing with respect to a series of Senior Debt Securities, either the Senior Debt Trustee or the holders of at least 25% in principal amount of the Outstanding Senior Debt Securities of such series may declare the entire principal amount, or, in the case of Discounted Securities, such lesser amount as may be provided for in such Discounted Securities, of all the Senior Debt Securities of such series to be immediately due and payable.

     Under the Senior Indenture, the Company is required to furnish the Senior Debt Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Senior Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

     The Senior Indenture provides that the Senior Debt Trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Senior Debt Securities (unless such default has been cured or waived), give the holders of the Senior Debt Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the Senior Debt Securities of such series, the Senior Debt Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Senior Debt Securities of such series.

     The holders of a majority in principal amount of a particular series of Senior Debt Securities Outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Debt Trustee with respect to such series or exercising any trust or power conferred on the Senior Debt Trustee, and to waive certain defaults. The Senior Indenture provides that in case an Event of Default shall occur and be continuing, the Senior Debt Trustee shall exercise such of its rights and powers under the Senior Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Senior Debt Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any of the holders of the Senior Debt Securities unless they shall have offered to the Senior Debt Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

     SATISFACTION AND DISCHARGE. Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Senior Debt Securities, the Senior Indenture provides that the Company shall be deemed to have satisfied and discharged its obligations under the Senior Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) the Company has deposited with the Senior Debt Trustee, in trust, sufficient funds to pay the principal of (and premium, if any) and interest, if any, to Stated Maturity (or to Redemption Date) on, the Senior Debt Securities of such series, (b) the Company has paid all other sums payable with respect to the Senior Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the holders of the Senior Debt Securities of such series shall no longer be entitled to the benefits of the Senior Indenture, except for certain rights, including registration of transfer and exchange of the Senior Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Senior Debt Securities, and shall look only to such deposited funds.

     Such discharge may be treated as a taxable exchange of the related Senior Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Senior Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Senior Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

     MODIFICATION AND WAIVER. Certain modifications and amendments (which, generally, either benefit or do not affect the holders of Outstanding Senior Debt Securities) of the Senior Indenture may be made by the Company and the Senior Debt Trustee without the consent of holders of the Senior Debt Securities. Other modifications and amendments of each Senior Indenture require the consent of the holders of more than 50% in principal amount of the Outstanding Senior Debt Securities of each series issued under the Senior Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Senior Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Senior Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Senior Debt Security, (c) reduce the amount of principal of a Discounted Senior Debt Security payable upon acceleration of the Maturity thereof, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or (e) reduce the percentage in principal amount of Outstanding Senior Debt Securities of any series, the consent of the holders of which is required for modification or amendment of such Senior Indenture or for waiver of compliance with certain provisions of such Senior Indenture or for waiver of certain defaults.

     The holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Senior Indenture. The holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the holders of all Senior Debt Securities of that series waive any past default under the Senior Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Senior Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of that series affected.

PROVISIONS APPLICABLE TO THE SUBORDINATED DEBT SECURITIES

     DENOMINATIONS, REGISTRATION AND TRANSFER. If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, it is presently anticipated that such Subordinated Debt Securities will initially be issued in the form of one or more Global Securities (as defined below). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in definitive certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC or its nominee, a successor depository or its nominee. In the event Subordinated Debt Securities are issued in definitive certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the principal corporate trust office of the Subordinated Debt Trustee in New York, New York; provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

     SUBORDINATION. The Subordinated Indenture will provide that the Subordinated Debt Securities are subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company whether now existing or hereafter incurred. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then in either case, no payment will be made by the Company with respect to the principal (including redemption payments) of or interest on the Subordinated Debt Securities. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company (including interest after the commencement of any bankruptcy, insolvency, receivership or other proceedings at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowable claim in any such proceeding) must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. In the event that the Subordinated Debt Securities are declared due and payable before the Maturity Date, then all amounts due or to become due on all Senior Indebtedness shall have been paid in full (including interest after the commencement of any bankruptcy, insolvency, receivership or other proceedings at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowable claim in any such proceeding) before holders of the Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company; (ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of the Company for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, including under all support agreements or guarantees by the Company of debentures, notes and other securities issued by its subsidiaries; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); except in each case for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities, and (2) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company (a "financing entity") in connection with the issuance by such financing entity of securities that are similar to the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.

     OPTION TO CHANGE SCHEDULED MATURITY DATE. The Company may extend the scheduled maturity date for one or more periods. The Company must satisfy the following conditions on the date the Company exercises such right and on the Maturity Date then in effect prior to such proposed extension: (a) the Company is not in bankruptcy or otherwise insolvent, (b) the Company is not in default on any Subordinated Debt Securities issued to the Trust or to any trustee of the Trust in connection with an issuance of Trust Securities by the Trust, (c) the Company has made timely payments on the Subordinated Debt Securities for the immediately preceding six quarters without deferrals, (d) the Trust is not in arrears on payments of distributions on the Trust Securities, (e) the Subordinated Debt Securities or Preferred Securities are rated investment grade by any one of Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization, and (f) the final maturity of such Subordinated Debt Securities is not later than the 49th anniversary of the issuance of the Preferred Securities. Pursuant to the Declaration, the Regular Trustees are required to give notice of the Company's election to change the Maturity Date to the holders of the Preferred Securities.

     OPTION TO EXTEND INTEREST PAYMENT PERIOD. The Company has the right, from time to time, to defer payment of interest on the Subordinated Debt Securities for up to 20 consecutive quarters, provided that no Extension Period may extend beyond the Maturity Date of the Subordinated Debt Securities. There could be multiple Extension Periods of varying lengths during the term of the Subordinated Debt Securities. At the end of each Extension Period, if any, the Company shall pay all interest then accrued and unpaid, together with interest thereon, compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"). In the event the Company exercises this right, then during any Extension Period,
(a) the Company shall not declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock and (b) the Company shall not, directly or indirectly, and will not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that, the restriction in clause
(a) above does not apply (i) to repurchases or acquisitions of shares of common stock of the Company as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for common stock, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iv) to the payment of any stock dividend by the Company payable in common stock. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that each Extension Period, including all such previous and further extensions if any, may not exceed 20 consecutive quarters or extend beyond the Maturity Date. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable.

     COVENANTS RELATING TO THE TRUST. The Subordinated Indenture requires that for so long as the Preferred Securities and the Common Securities remain outstanding, the Company will be required to (i) maintain 100% of direct or indirect ownership of the Common Securities, provided, however, that any permitted successor of the Company under the Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) not voluntarily dissolve, wind-up or terminate the Trust, except in connection with the distribution of Subordinated Debt Securities or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, (iii) timely perform its duties as sponsor of the Trust, (iv) use its reasonable efforts to cause the Trust (a) to remain a business trust classified as a grantor trust, except in connection with a distribution of the Subordinated Debt Securities to the holders of Preferred Securities in liquidation of the Trust, the redemption of all of the Preferred Securities and Common Securities of the Trust or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) continue not to be treated as an association taxable as a corporation for United States federal income tax purposes other than in connection with a distribution of the Subordinated Debt Securities to the holders of Preferred Securities in liquidation of the Trust, and (v) use its reasonable efforts to cause each holder of Preferred Securities and Common Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.

     CONSOLIDATION, MERGER AND TRANSFER OF ASSETS. Upon any consolidation of the Company with, or merger of the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Subordinated Indenture with the same effect as the Company prior to such transaction, and thereafter, except in the case of a lease, the Company shall be relieved of all obligations and covenants under the Subordinated Indenture and the Subordinated Debt Securities.

     EVENTS OF DEFAULT. The occurrence of any of the following events with respect to the Subordinated Debt Securities will, unless otherwise specified, constitute an "Event of Default" with respect to the Subordinated Debt
Securities: (i) default for thirty (30) days in the payment of any installment of interest on the Subordinated Debt Securities; (ii) default in the payment of any of the principal of the Subordinated Debt Securities when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise; (iii) default for sixty (60) days by the Company in the observance or performance of any other covenant or agreement contained in the Subordinated Debt Securities or the Subordinated Indenture (other than a covenant or agreement default which is specifically designated as having a different time period) for the benefit of the Subordinated Debt Securities after written notice thereof as provided in the Subordinated Indenture; (iv) (a) an event of default occurs under any instrument (including the Subordinated Indenture) under which there is at the time outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration or nonpayment at maturity (after giving effect to any applicable grace period) of such indebtedness in an aggregate amount exceeding $15 million, or any such indebtedness exceeding $15 million shall otherwise be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment or exercise of an optional prepayment right), prior to the stated maturity thereof, or any failure by the Company to make any payment under a guarantee in respect of any indebtedness, in each case in an amount of at least $15 million, on the date such payment is due (or within any grace period specified in the agreement or other instrument governing such indebtedness); in which case the Company shall immediately give notice to the Trustee of such acceleration or non-payment, and
(b) there shall have been a failure to cure such default or to pay or discharge such defaulted indebtedness within ten (10) days after written notice thereof as provided in the Subordinated Indenture; (v) any final non-appealable judgment or order for the payment of money in excess of $15 million is rendered against the Company, such judgment or order is not satisfied by payment or bonded and either enforcement proceedings have been commenced by the judgment creditor or there has been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not have been in effect; provided, however, that a judgment or order fully covered by insurance (or a judgment or order for the payment of money covered by insurance to the extent of all payments in excess of $15 million), which coverage has not been disputed by the insurer, shall not be considered a default or an Event of Default; or (vi) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     In addition, an Event of Default shall include the voluntary or involuntary dissolution or winding up of the business of the Trust or other termination of the existence of the Trust, other than in connection with (i) the distribution of the Subordinated Debt Securities to holders of the Trust Securities in liquidation of their interests in the Trust, (ii) the redemption of all of the outstanding Trust Securities, or (iii) certain mergers, consolidations or amalgamations of the Trust, each as permitted by the Declaration.

     If any Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Compound Interest and any other amounts payable under the Subordinated Indenture) to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities subject to the subordination provisions in the Subordinated Indenture. An Event of Default also constitutes a Declaration Event of Default. If the Property Trustee fails to enforce its rights with respect to the Subordinated Debt Securities held by the Trust, any record holder of Preferred Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Subordinated Debt Securities without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debt Securities issued to the Trust on the date such interest or principal is otherwise payable, then a record holder of Preferred Securities may institute a proceeding directly against the Company for enforcement of payment to the record holder of the Preferred Securities of the principal of or interest on the Subordinated Debt Securities on or after the respective due dates specified in the Subordinated Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be DTC acting at the direction of its Direct Participants, who in turn will be acting at the direction of the Beneficial Owners. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights, with respect to other than principal and interest payments on the Subordinated Debt Securities, as the holder of the Subordinated Debt Securities. See "Description of the Preferred
Securities -- Declaration Events of Default" and "Description of the Preferred Securities -- Voting Rights."

     SATISFACTION AND DISCHARGE. Except as may otherwise be set forth in the Prospectus Supplement relating to Subordinated Debt Securities, the Subordinated Indenture provides that the Company shall be deemed to have satisfied and discharged its obligations under the Subordinated Debt Securities (with certain exceptions) at any time prior to the final maturity or redemption thereof when
(a) the Company has deposited with the Subordinated Debt Trustee, in trust, sufficient funds to pay the principal of (and premium, if any) and interest, if any, to maturity (or to Redemption Date) on, the Subordinated Debt Securities,
(b) the Company has paid all other sums payable with respect to the Subordinated Debt Securities and (c) certain other conditions are met. Upon such discharge, the holders of the Subordinated Debt Securities of such series shall no longer be entitled to the benefits of the Subordinated Indenture, except for certain rights, including registration of transfer and exchange of the Subordinated Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Subordinated Debt Securities, and shall look only to such deposited funds.

     Such discharge may be treated as a taxable exchange of the related Subordinated Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust referred to in the prior paragraph. In that case, holders of such Subordinated Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Subordinated Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

     MODIFICATION AND WAIVER. Certain modifications and amendments (which, generally, either benefit or do not affect the holders of Subordinated Debt Securities) of the Subordinated Indenture may be made by the Company and the Subordinated Debt Trustee without the consent of holders of the Subordinated Debt Securities. Other modifications and amendments of each Subordinated Debenture require the consent of the holders of more than 50% in principal amount of the Subordinated Debt Securities issued under the Subordinated Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Subordinated Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Subordinated Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Subordinated Debt Security, (c) reduce the amount of principal of a Subordinated Debt Security payable upon acceleration of the Maturity thereof, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Subordinated Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or (e) reduce the percentage in principal amount of Outstanding Senior Debt Securities of any series, the consent of the holders of which is required for modification or amendment of such Senior Indenture or for waiver of compliance with certain provisions of such Senior Indenture or for waiver of certain defaults.

     The holders of a majority in principal amount of the Subordinated Debt Securities may on behalf of the holders of all Subordinated Debt Securities waive compliance by the Company with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the Subordinated Debt Securities may on behalf of the holders of all Subordinated Debt Securities waive any past default under the Subordinated Indenture, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Subordinated Debt Security or in respect of a provision which under the Subordinated Indenture cannot be modified or amended without the consent of the holder of each Subordinated Debt Security affected; provided, however, that no waiver of any past default or compliance with any covenant shall be effective without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the outstanding Preferred Securities unless the principal of and any premium on the Subordinated Debt Securities and all accrued and unpaid interest thereon has been paid in full.

                          DESCRIPTION OF COMMON STOCK

     AFG is incorporated under the laws of the State of Ohio. The following description is a summary and is qualified in its entirety by the provisions of AFG's Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law.

     The total number of authorized shares of Common Stock is 200,000,000. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock have the right to cumulate their votes in the election of directors but are not entitled to any preemptive rights.

     Subject to preferences which may be granted to holders of preferred stock, holders of Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Common Stock entitles its holder to participate ratably in the assets remaining after the payment of liabilities and any preferred stock liquidation preferences.

     AFG is authorized to issue 12,500,000 shares of voting preferred stock and 12,500,000 shares of nonvoting preferred stock, each without par value, none of which is outstanding. AFG's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to designate for any series of preferred stock not fixed in AFG's Articles of Incorporation the designations, preferences, conversion rights, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as they determine and as are permitted by the Ohio General Corporation Law.

     AFG's stock option plan allows for the grant of options for shares of Common Stock at a price not less than the fair market value of the underlying Common Stock at the date of grant. Options granted to officers and key employees become exercisable at the rate of 20% per year commencing one year after grant; those granted to non-employee directors of AFG are fully exercisable upon grant. All options expire ten years after the date of grant. At December 31, 1996, there were 5.4 million shares of Common Stock reserved for issuance upon exercise of the options and 3.3 million options outstanding.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations, share exchanges and similar transactions.

     The Company acts as its own transfer agent and registrar.

                DESCRIPTION OF PREFERRED SECURITIES OF THE TRUST


     The following summary of certain provisions of the Declaration of Trust of the Trust (the "Declaration") does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration, a copy of which has been filed with the Commission.


     The Trust may issue a series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Regular Trustees of the Trust to issue on behalf of the Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Regular Trustees in accordance with the Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of the Trust for specific terms of the Preferred Securities, including, to the extent applicable, (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by the Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by the Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to Holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) any right of the Trust to defer quarterly distributions on the Preferred Securities as a result of an interest deferral right exercised by the Company on the Debt Securities held by the Trust; (v) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative, (vi) the amount or amounts which shall be paid out of the assets of the Trust to the Holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust, (vii) the obligation or option, if any, of the Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option, (viii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the Holders of Preferred Securities as a condition to specified action or amendments to the Declaration, (ix) the terms and conditions, if any, upon which Debt Securities held by the Trust may be distributed to holders of Preferred Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantee." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Regular Trustees in accordance with the Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by the Trust will be substantially identical to the terms of the Preferred Securities issued by the Trust, and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. An event of default under the Declaration will be deemed to have occurred whenever an event of default (as defined in the Indenture) shall have occurred with respect to the Debt Securities held by the Trust. Except in certain limited circumstances, the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Trustees of the Trust. All of the Common Securities of the Trust will be directly or indirectly owned by the Company.

                         DESCRIPTION OF TRUST GUARANTEE

     Set forth below is a summary of information concerning the Trust Guarantee that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. The Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Trust Guarantee (the "Preferred Securities Guarantee Trustee"). The terms of the Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary of certain provisions of the Trust Guarantee does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. The Trust Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities of the Trust.

GENERAL

     Pursuant to the Trust Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Trust Guarantee Payments (as defined below) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Trust Guarantee Payments"), to the extent not paid by the Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining for distribution to holders of such Preferred Securities in liquidation of the Trust. The Company's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Trust Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities from the time of issuance of such Preferred Securities but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Debt Securities purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor.

     The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Trust Common Guarantee") to the same extent as the Trust Guarantee, except that, if an Event of Default under the Indenture has occurred and is continuing, holders of Preferred Securities under the Trust Guarantee shall have priority over holders of the Common Securities under the Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Trust Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event of default under the Trust Guarantee or under the Declaration, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Debt Securities issued to the Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee)provided, however, that the Company may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), the Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under the Trust Guarantee.

     If the Preferred Securities Guarantee Trustee fails to enforce the Trust Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Preferred Securities Guarantee Trustee or any other person or entity. The Company has waived any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

     The Company will be required to provide annually to the Preferred Securities Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Trust Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The Preferred Securities Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to the Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE TRUST GUARANTEE

     The Trust Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Debt Securities held by the Trust to the holders of all of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Trust Guarantee.

STATUS OF THE TRUST GUARANTEE

     The Trust Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Debt Securities, except those liabilities of the Company made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Guarantee.

     The Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

                              PLAN OF DISTRIBUTION

     The Company and the Trust may offer and sell Securities in any of the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods. The Prospectus Supplement with respect to an offering of Securities will set forth the terms of such offering, including, to the extent applicable, the name or names of any underwriters (and any managing underwriters), the names of any dealers or agents, the purchase price of the Securities and the proceeds to the Company or the Trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or interdealer quotation system on which such Securities are expected to be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be offered and sold, and offers to purchase such securities may be solicited, by agents designated by the Company or the Trust from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and the terms of such agency (including any commissions payable by the Company or the Trust to such agent) will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If an underwriter or underwriters are utilized in the sale of Securities, the Company or the Trust will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the managing underwriter or managing underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which such Prospectus Supplement is delivered to the public. If underwriters are used in the sale, such underwriters will acquire Securities for their own account and may resell such Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters without a syndicate. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby. If any underwriters are utilized in the sale of the Securities, unless otherwise set forth in the Prospectus Supplement relating thereto the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Securities, if any are purchased.

     If a dealer is utilized in the sale of the Securities, the Company or the Trust will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements that may be entered into with the Company or the Trust to indemnification by the Company or the Trust against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company and affiliates of the Company. Any agents, dealers or underwriters participating in the offering of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, of the Securities so offered.

     Offers to purchase Securities may be solicited directly by the Company or the Trust and sales thereof may be made by the Company or the Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     Each series of Securities will be a new issue of securities and may have no established trading market. Agents and underwriters may from time to time purchase and sell Securities in the secondary market or may make a market in the Securities, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Securities or liquidity in the secondary market if one develops.

     If so indicated in the applicable Prospectus Supplement, the Company or the Trust will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from the Company or the Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a specified date in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers or agents soliciting purchases of Securities pursuant to Contracts accepted by the Company or the Trust. The Contracts will be subject to the conditions set forth in the applicable Prospectus Supplement.

     As one of the means of direct issuances of Securities, the Company or the Trust may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Securities among potential purchasers who are eligible to participate in the auction or offering of such Securities, if so described in the applicable Prospectus Supplement.

     The anticipated place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby other than the Preferred Securities will be passed upon for the Company and the Trust by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Certain United States federal income taxation matters also will be passed upon for the Company and the Trust by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Attorneys in the Keating, Muething & Klekamp law firm hold certain Securities of the Company and the Trust. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware.

                                    EXPERTS


     The consolidated financial statements of the Company's predecessor appearing in its Annual Report (Form 10-K) for the year ended December 31, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     Previously filed.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Previously filed.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NUMBER                               DESCRIPTION OF DOCUMENT
--------------   -------------------------------------------------------------------------------
       1.1*      Underwriting Agreement for Debt Securities
       1.2*      Underwriting Agreement for Common Stock
       1.3*      Underwriting Agreement for Preferred Securities
       4.1       Articles of Incorporation of American Financial Group, Inc.
       4.2       Code of Regulations of American Financial Group, Inc.
       4.3**     Form of Senior Indenture
       4.3.1     Form of Supplemental Indenture to Senior Indenture
       4.4**     Form of Subordinated Indenture
       4.4.1     Form of Supplemental Indenture to Subordinated Indenture
       4.5*      Preferred Securities Guarantee Agreement by American Financial Group, Inc.
       4.6*      Form of Debt Security
       4.7*      Form of Preferred Security
       4.8*      Certificate of Trust of American Financial Capital Trust II
       4.9*      Declaration of Trust of American Financial Capital Trust II
       5.1*      Opinion of Keating, Muething & Klekamp, P.L.L.
       8.1*      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
      23.1       Consent of Independent Auditors
      23.2**     Consent of Keating, Muething & Klekamp, P.L.L.
      23.3**     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
      23.4**     Consent of Morris, Nichols, Arsht & Tunnell
      24**       Powers of Attorney
      25.1**     Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Star Bank, N.A., as Trustee under the Senior Indenture
      25.2**     Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank of New York, as Trustee under the Subordinated Indenture
      25.3**     Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank of New York, as Trustee under the Declaration of American
                 Financial Capital Trust II
      25.4**     Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank of New York, as Trustee of the Trust Preferred Securities
                 Guarantee for the benefit of the holders of Preferred Securities of American
                 Financial Capital Trust II


---------------

 * To be filed as an exhibit to a Current Report on Form 8-K.


** Previously filed.


ITEM 17. UNDERTAKINGS.


     Previously filed.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF CINCINNATI, STATE OF OHIO, AS OF THE 5TH DAY OF DECEMBER, 1997.


                                          AMERICAN FINANCIAL GROUP, INC.

                                          BY:           CARL H. LINDNER
                                            ------------------------------------
                                                      CARL H. LINDNER
                                                   Chairman of the Board
                                               (Principal Executive Officer)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



             SIGNATURE                              CAPACITY                         DATE
-----------------------------------   -------------------------------------   ------------------


         * CARL H. LINDNER            Chairman of the Board and Chief         December 5, 1997
-----------------------------------     Executive Officer and a Director
          Carl H. Lindner

       * CARL H. LINDNER III          Director                                December 5, 1997
-----------------------------------
        Carl H. Lindner III

        * S. CRAIG LINDNER            Director                                December 5, 1997
-----------------------------------
         S. Craig Lindner

        * KEITH E. LINDNER            Director                                December 5, 1997
-----------------------------------
         Keith E. Lindner

         * JAMES E. EVANS             Director                                December 5, 1997
-----------------------------------
          James E. Evans

      * THEODORE H. EMMERICH          Director                                December 5, 1997
-----------------------------------
       Theodore H. Emmerich

        * WILLIAM R. MARTIN           Director                                December 5, 1997
-----------------------------------
         William R. Martin

           FRED J. RUNK               Senior Vice President and Treasurer     December 5, 1997
-----------------------------------     (Principal Financial and Accounting
           Fred J. Runk                 Officer)

      * By: JAMES C. KENNEDY
-----------------------------------
  James C. Kennedy, as Attorney-
              in-Fact


                                      II-2